Exhibit (a)(5)(D)

IDT CORPORATION SUCCESSFULLY COMPLETES EXCHANGE OFFER

Newark, N.J. – January 19, 2011:   IDT Corporation yesterday completed its previously announced exchange offer of its outstanding Common Stock (NYSE: IDT.C) for shares of its Class B Common Stock (NYSE: IDT).

As scheduled, the exchange offer expired at 5:00 p.m., EST, on Tuesday, January 18, 2011.  American Stock Transfer & Trust Company, the exchange agent for the offer, has advised IDT that, based on the preliminary results of the exchange offer, 1,916,560 shares of Common Stock were tendered and not withdrawn (including shares guaranteed for delivery), representing approximately 51% of the total outstanding shares of Common Stock and 86% of the outstanding shares of Common Stock not controlled by Howard Jonas, IDT’s Chairman and Chief Executive Officer.  These amounts are preliminary and subject to verification by the exchange agent. The final results of the exchange offer will be announced promptly following completion of the verification process which is expected to occur on or around January 21, 2011. After the results have been verified, the exchange agent will issue the shares of Class B Common Stock in exchange for the shares of Common Stock accepted in the exchange offer.

All shares that were validly tendered and not properly withdrawn have been accepted for exchange pursuant to the terms of the exchange offer.

As a result of the completion of the exchange offer, based on the preliminary results, IDT will have approximately 1,812,095 shares of Common Stock and 17,544,374 shares of Class B Common Stock outstanding as of the time immediately following the exchange of shares.

As disclosed in the Offer to Exchange, IDT intends to seek approval of its stockholders to amend its certificate of incorporation so that each remaining share of Common Stock will be converted and reclassified into one share of Class B Common Stock. If the amendment is approved and the related recapitalization is consummated, IDT will no longer have any shares of Common Stock authorized or outstanding and will only have two classes of common stock remaining – Class A Common Stock and Class B Common Stock.  Mr. Jonas has indicated that he intends to vote all shares of IDT stock over which he exercises voting control in favor of the amendment to the certificate of incorporation.

In addition, at the appropriate time, IDT intends to seek to delist the Common Stock (IDT.C) from the New York Stock Exchange and de-register it under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Forward-Looking Statements
In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

About IDT Corporation:

IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Contact:
IDT Corporation
Investor Relations
Bill Ulrey
Phone:  (973) 438-3838
E-mail:  invest@idt.net